Exhibit 99.1

Senmiao Technology Limited Announces Pricing of Public Offering of Shares of Common Stock

CHENGDU, China, August 4, 2020 / PRNewswire/ -- Senmiao Technology Limited (“Senmiao”) (NASDAQ: AIHS), a provider of automobile transaction and related services targeting the online ride-hailing industry in China, today announced the pricing of an underwritten public offering of 12,000,000 shares of its common stock at a public offering price of $0.50 per share, before underwriting discounts and commissions. In addition, Senmiao has granted the underwriters a 45-day option to purchase up to an additional 1,800,000 shares of its common stock at the public offering price, less underwriting discounts and commissions. All shares of common stock are being offered by Senmiao. Gross proceeds from the offering will be approximately US$6 million. The offering is expected to close on or about August 6, 2020, subject to the satisfaction of customary closing conditions.

The Benchmark Company, LLC and Axiom Capital Management, Inc. are acting as joint book-running managers for the offering.

A registration statement on Form S-3 (including a preliminary prospectus describing the terms of the offering) relating to these securities has been filed with the  U.S. Securities and Exchange Commission (“SEC”) and has become effective. The offering will be made only by means of a prospectus supplement and accompanying prospectus. A copy of the final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and may be obtained, when available, for free on the SEC’s website located at https://www.sec.gov. When available, electronic copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting The Benchmark Company, Attn: Prospectus Department, 150 E. 58th Street, 17th floor, New York, NY 10155 or by calling 212-312-6700 or by emailing prospectus@benchmarkcompany.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Senmiao Technology Limited

Headquartered in Chengdu, Sichuan Province, Senmiao provides automobile transaction and related services including sales of automobiles, facilitation and services for automobile purchase and financing, management, operating lease, guarantee and other automobile transaction services aimed principally at the growing ride-sharing market in Senmiao’s areas of operation in China. For more information about Senmiao, please visit: http://www.senmiaotech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including the statements regarding the proposed public offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements also are subject to risks, uncertainties and assumptions, including those detailed from time to time in the Senmiao’s filings with the SEC, and represent Senmiao’s views only as of the date they are made and should not be relied upon as representing Senmiao’s views as of any subsequent date. Senmiao undertakes no obligation to publicly revise any forward-looking statements to reflect changes in events or circumstances.

For more information, please contact:

At the Company:

Yiye Zhou

Email: edom333@ihongsen.com

Phone: +86 28 6155 4399

Investor Relations:

Rene Vanguestaine
Christensen
Email: rvanguestaine@ChristensenIR.com

Phone: +86 178 1749 0483

Linda Bergkamp

Christensen

Email: lbergkamp@ChristensenIR.com

Phone: +1 480 614 3004